EXHIBIT 99.1

IVG CORP. COMPLETES THE ACQUISITION OF SES-CORP., INC.

ACQUISITION OF SES CATAPULTS IVG CORP. INTO THE MULTI-BILLION DOLLAR PROFESSIONAL EMPLOYER ORGANIZATION INDUSTRY

HOUSTON, March 30 /PRNewswire/ -- IVG Corp. (OTC Bulletin Board: IVGG - NEWS; http://www.ivgcorp.com) today announced that the Company has completed the acquisition of SES-Corp., Inc. (SES) -- one of the largest full service Professional Employer Organizations in the United States. Under the terms of the agreement, SES will become a wholly owned subsidiary of IVG Corp., and continue to operate under the name, SES-Corp., Inc.

The transaction marks IVG Corp.'s first acquisition in one of the fastest growing industries in the country, and represents a significant milestone in the Company's core business strategy to consolidate the U.S. Professional Employer Organization (PEO) industry.

The acquisition of SES offers shareholders of IVG Corp. a dramatic improvement in shareholder value. Based on unaudited financial data, SES recorded revenues of approximately $979 million in fiscal year 2000, and $210 million in the first quarter of 2001. SES books for 2000 are not closed and audited financial statements are not completed, however, the company expects to report a minor loss. SES has clearly established itself as a dominant player in the PEO marketplace. As a result of this acquisition, IVG Corp. anticipates its consolidated revenues will increase from approximately $350,000 in 2000, to roughly $1.2 billion in 2001.

"We are extremely pleased with the acquisition of SES," said President and CEO of IVG Corp., Mr. Elorian Landers. "This exciting development creates the foundation for our expansion into the multi-billion dollar PEO market, and a dynamic growth vehicle that will benefit shareholders well into the future. SES is an organization we have always admired because of its consistent history of growth, asset quality and market share. The acquisition of SES significantly enhances the value of the IVG Corp. portfolio."

"Today marks an important first step in our plans to consolidate the PEO industry," commented the CEO of SES, Mr. Dennis Lambka. "The collaborative nature of the deal and the clear strategy established for the future sets the stage for our success. We have already identified several prospective acquisition targets, and anticipate a series of significant announcements over the coming months.

"Through our alliance with IVG Corp., we have also created an exciting new opportunity to improve the services of SES. With IVG Corp., we now have access to the technical expertise that will enable us to carry out our Internet strategy and deploy our staffing and human resource services via a web-enabled environment."

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Under the terms of the acquisition, shareholders of SES will be issued restricted shares equal to 25 percent of the IVG Corp. common stock currently outstanding. An additional eight percent may be issued in 2002, depending on the EBITDA of SES in 2001. Approximately 85 percent of the shares initially issued under the transaction will be placed in escrow to secure certain indemnification obligations of the SES shareholders. The transaction, which is structured as a triangular merger, will be accounted for as a purchase and become effective on April 1, 2001. In addition, two SES executives will be appointed to the IVG Corp. Board of Directors.

About Professional Employer Organizations (PEOs)

Professional Employer Organizations are companies that contractually assume and manage human resources, personnel responsibilities and employer risks by establishing and maintaining an employer relationship with worksite employees. One of the fastest growing industries in the United States, the PEO industry is growing at an annual rate of approximately 35 percent. According to industry analysts, gross industry revenues for PEOs increased from $5.0 billion in 1991 to $25.0 billion in 2000. Industry observers estimate that PEOs have penetrated only three percent of the U.S. market. In a fragmented industry with more than 2,500 companies currently providing PEO services, the opportunity for future consolidation appears likely.

Other major PEOs include Administaff Inc., Staff Leasing Inc., Barret Business Services Inc., TEAM Mucho Inc., TeamStaff Inc., Automatic Data Processing, Inc. and Kelly Services Inc.

About SES-Corp., Inc.

SES is one of the largest full service Professional Employer Organizations in the United States. Founded in 1989, SES offers small and medium-sized businesses comprehensive management services for the daily administration of human resources and employer obligations. These professional services include payroll and benefits administration, compliance management, medical and workers' compensation insurance programs, unemployment insurance and claims administration, recruiting and placement services, and training and supervisory development services. Headquartered in Auburn Hills, Michigan, SES currently has 10 offices in nine states, with operations in 42 states servicing over 2,700 clients and more than 39,000 worksite employees nationwide.

About IVG Corp.

IVG Corp. is a Houston-based human resource and technology holding company that acquires, develops and operates revenue-generating companies with a compelling business model, technology and/or proprietary service. IVG Corp. provides a value-added corporate structure intended to enable its portfolio companies to quickly leverage their expertise and deploy their business strategy by utilizing the management, financial and corporate resources of the Company. IVG Corp. currently trades on the NASD OTC Bulletin Board under the symbol IVGG.

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For more information or to request a detailed Investment Package, please visit
http://www.ivgcorp.com or contact Richard Twardowski at (713) 596-9313.

Safe Harbor Statement: This press release includes forward-looking statements, including statements relating to the future results of operations and business strategy of SES and IVG Corp. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, among others: risks relating to the ability of IVG Corp. management to successfully accomplish fund raising activities, the ability to achieve or sustain profitability; limited operating history; possible financing needs; risks associated with identifying and completing acquisitions; risks associated with the integration of acquired technologies, operations and personnel; risks of being deemed an investment company; exposure to unforeseen liabilities of acquired companies; the requirement to record additional future operating costs for the amortization of goodwill and other intangible assets, which amounts could be significant; business conditions in the PEO, e-commerce and Internet industries generally; the impact of market competitors and their product and service offerings; and the economic, competitive, governmental, technological and other factors identified in IVG Corp.'s filings with the Securities and Exchange Commission. These factors are described in further detail in IVG Corp.'s filings with the Securities and Exchange Commission, available online at http://www.freeedgar.com.

     CORPORATE CONTACT
     IVG Corp.
     Mr. Richard Twardowski
     Phone: (281) 295-8400
     Email: richard@ivgcorp.com
     Web: www.ivgcorp.com